EXHIBIT 10.23

LICENSE AGREEMENT

Contents

Appendices

Appendix A – The Registered Patents and the Scope
Appendix B – License Fee
Appendix C - Consultancy Agreements
Appendix D - Consultancy Fee Payment Schedule
Appendix E - The Development Plan
Appendix F – Exercise Notice
Appendix G – Explanation of the Company’s Expected Investment Rounds
Appendix H – Consultancy Fees

AGREEMENT

Made in Jerusalem this 23rd day of November, 2005, by and between:

YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM, of Hi Tech Park, Edmond J. Safra Campus, Givat Ram, Jerusalem 91390, Israel, Fax: +972-2-658 6689; email: __________________ (the “Licensor”) of the one part; and

Medgenics, Inc., of Shorashim D.N. Misgav 20164 Israel
fax: 04- 988-2270, email: andy@medgenics.com Attention: Dr. Andrew Pearlman (the “Company”); of the second part

Recitals:

WHEREAS
The Parties entered into a Research and License agreement, which is no longer in force, whereby, inter alia, the Company obtained a license from Licensor for the commercial development, production and marketing of products based on the technology owned by the Licensor (hereinafter: the “Former License”) and pursuant to which the Licensor performed Research between the dates of August 1, 2000 and May 31, 2001; and

WHEREAS
The Parties wish to enter into a new License Agreement in respect of the Registered Patents, this wish having been set out in the Memorandum of Understanding entered into between the Parties and dated May 23, 2005; and

WHEREAS
This Agreement shall replace the Former License which shall be considered null and void, including those provisions of the Former License that according to the terms of the Former License survive termination thereof; and

WHEREAS
The Company declares that as stated in the Exercise Notice (attached hereto as Appendix F), it has reviewed the Registered Patents that it has had the opportunity to acquire independent advice as to the Registered Patents, their protection, validity and coverage in specific geographical areas and that it is satisfied with the information and data it received.

WHEREAS
The Licensor hereby agrees to grant the Company a license with respect to the Registered Patents, in accordance with the terms and conditions of this Agreement and subject to the full performance by the Company of its obligations in accordance with this Agreement; and

NOW THEREFORE THE PARTIES DO HEREBY AGREE AS FOLLOWS:

Interpretation and Definitions

1.	(a)	The recitals and appendixes annexed hereto constitute an integral part hereof and shall be read jointly with its terms and provisions.

(b)	In this Agreement, unless otherwise required or indicated by the context, the singular shall include the plural and vice-versa, the masculine gender shall include all other genders.

(c)	The headings to the sections in this agreement are for the sake of convenience only and shall not serve in the Agreement’s interpretation.

(d)	In this agreement the following capitalized terms shall have the meanings appearing alongside them, unless provided otherwise herein:

“Affiliate” – means a Related Entity in which the percentage of control is more than 75%.

“Agreement” – means this agreement together with all the appendices and annexes hereto.

“Development Plan” – As defined in section 7.

“Development Results” – means the Development Plan, any information, material, results, devices, know-how, data, which does not form part of the License or Further Research, discovered in the course of performance by the Company of the development work pursuant to section 7, including any regulatory filing or approval, filed or obtained by the Company in relation to the Product.

“Distributor” – means any distributor or marketer who engages, inter alia, in any one of the following activities: makes any payment to the Company which is not considered as Net Sales; undertakes to advertise the Product at its own expense; undertakes to obtain relevant authorities’ approval for the sale of the Product and is liable for costs incurred in gaining such approval.

“First Commercial Sale” – means the selling of an aggregated amount of the Product by the Company and/or by a Sub-Licensee or sub-sub-licensee in a single transaction or a series of related transactions with a third party whom is not a Related Entity, which commences an ongoing stream of sales subject to payment of Royalties. For the avoidance of doubt sales of the product for the purposes of clinical trials prior to the First Commercial Sale shall not entitle the Licensor to payment of consideration in accordance with this Agreement and shall not be considered a First Commercial Sale.

“Scope” – as defined in Appendix A.

“Indemnitees” – as defined in Section 13

“License” – as defined in Section 2 herein.

“Net Sales” - means all amounts in respect whereof invoices are issued by the Company, a Related Entity, and/or Distributors in connection with the sale of Products in an “arm’s length” transaction, after deduction of: (i) all discounts and returns given in respect of such sales; and (ii) sales taxes, including VAT. Such deductions shall be directly related to the sale of Products that were awarded within the regular running of the business of the Company and made at “arms length”. For the sake of clarity, any payment or rebate received by the Company from any governmental agency directly in relation to sales shall be considered as Net Sales.

Sales at discounts between Related Entities and/or where the parties share a significant trading interest – such as preferred customers or suppliers – shall not be considered “arm’s length” transactions. In any transfers of Products between the Company and Related Entities and Related Entities and their respective Related Entities, Net Sales shall be equal to the higher of (i) fair market value of the Products assuming an arm’s length transaction made in the ordinary course of business and (ii) the total amount invoiced by such Related Entity on resale to an independent third party purchaser; in each case after deducting discounts and sales taxes as set forth above.

In the event of sales not made at “arms length”, Net Sales shall be calculated in accordance with arm’s length prices determined by the current market conditions, or in the absence of such conditions, according to the assessment of an independent valuer to be selected by the parties.

“Product” - means any product and/or product component and/or production supplement and/or process directly and/or indirectly based on and/or related to the Registered Patents and/or the Development Results or any part thereof, or any other product not licensed from a third party, which is sold by the Company within the Scope.

“Registered Patents” - means all patent applications and/or registered patents detailed in Appendix A (except for Yissum File No. 2610, which Licensor agreed to assign to Company), any patent application that claims priority therefrom; all divisions, continuations, continuations-in-part, re-examinations, reissues, substitutions, or extensions – including European Special Protection Certificates (“SPCs”) – and any and all patents issuing from, and inventions, methods, processes, and other patentable subject matter disclosed or claimed in, any and all of the foregoing.

“Related Entity” – means any person or organization controlling, controlled by or under common control with the Company, including any parent, subsidiary or affiliate company. The term “control” shall mean direct or indirect ownership of more than 10% (ten percent) of the outstanding stock or other voting interest, entitled to vote for the election of directors or to direct the management and policies of any party, directly or indirectly.

“Research” - means the research related to the Registered Patents carried out and conducted in the University under the supervision of the Researchers between August 1, 2000 and May 31, 2001.

“Researcher” - means Professor Ed Mitrani and Professor Amos Panet, or such other person as determined and appointed from time to time by the Licensor to supervise and to perform the Research, if applicable.

“Research Results” - means the Research, including any Registered Patents, information, material, results, devices and/or Registered Patents arising therefrom.

“Royalties” – means royalties calculated on the basis of Net Sales at the rate set forth in Section 5.

“Sub-License” - As defined in section 4.

“Sub-License Considerations” – means any proceeds and/or consideration and/or benefit of any kind whatsoever that the Company may receive from a Sub-Licensee or distributor as a direct or indirect result of the grant of an option or a right to sub-license, manufacture, market or distribute the Registered Patents and/or the Product.

“Sub-License Fees” - means fees calculated on the basis of Sub-License Considerations at the rates set forth in Section 5.

“Sub-Licensee” – means any third party to whom the Company shall transfer any right or option of a right to sub-license, manufacture, market or distribute the Registered Patents and/or the Product, or any other right granted under the License. For the sake of clarity, Sublicensee shall include sub-sub-licensees, if permitted hereunder, and any other third party to whom such rights shall be transferred, assigned, or who may assume control thereof by operation of law or otherwise, but shall not include Subcontractors (as defined below). Sublicensees shall also include Distributors, as defined hereinabove.

“Subcontractors” - means any third party, who does not pay any type of consideration to the Company and/or Related Entities and/or Sub-licensees, who is engaged by the Company, to perform services on behalf of the Company and/or its Sub-licensee or and/or sub-sub-licensee and the Company continues to maintain control and responsibility over the performance of the services.

“Territory” - means worldwide.

“University” - means the Hebrew University of Jerusalem and/or each of its branches.

The License

2.
Subject to the full performance by the Company of its obligations in accordance with this Agreement, the Licensor shall grant the Company an exclusive license to make commercial use of the Registered Patents, in order to develop, manufacture and/or market a Product, all within the Scope and the Territory only, subject to the terms and conditions hereof.

Nothing in the above License shall derogate from the Licensor’s right to continue to use the Registered Patents, for non-commercial, academic (research and education) purposes only.

Term of the License

3.
The License shall end, if not ended or terminated prior thereto pursuant to the provisions hereof, upon the later of: (i) the date of expiration of the last valid Registered Patent, in the Territory, upon which the Product is partially based; or (ii) the end of a period of 20 years from the date of making the First Commercial Sale.

Sub-Licenses

4.	(a)
The Company shall be entitled to sub-license the rights granted in the License, or any part thereof, (herein referred to as “Sub-License”) to third parties after obtaining Licensors written approval to the identity of the intended sub-licensee (the “Sublicensee”) and the Licensor’s consent to all the material terms and conditions of the Sublicense, which shall not be unreasonably withheld. The Sublicense shall not derogate from Yissum’s rights or Licensee’s obligations under this Agreement. The Licensor shall make best efforts to provide the Licensee with an answer in relation to the Sublicense no later than 30 days from the date of receipt of the request by the Licensee. The Company hereby warrants that all Sub-Licenses shall be granted at “arms-length” terms.

(b)
The Company shall fully disclose and submit to the Licensor all documentation relating directly and indirectly to the Sub-License, and adequately disclose to the Licensor any other business connection which it now has or is in the process of forming with the Sub-Licensee which may reasonably effect the Company’s decision regarding the Sub-Licenses’ Terms and Conditions; and shall notify the Licensor in writing, whether a proposed Sub-Licensee is a Related Entity and/or Affiliate.

(c)	Subject to subsection (g), any Sub-License shall be dependent on the validity of the License and shall terminate in whole or in part upon termination of the License or any part thereof.

(d)
Subject to subsection (g), the Company shall ensure that all Sublicense agreements shall include terms that bind the Sub-Licensee to observe the terms of this Agreement, the breach of which shall be a fundamental breach resulting in the prompt termination of the Sub-License. In such an event, the Company undertakes to take all reasonable steps to enforce such terms upon the Sub-Licensee, including the termination of the Sub-license. In all cases, the Company shall immediately notify the Licensor of any breach of the terms of a Sub-License, and shall copy the Licensor on all correspondence with regard thereto.

(e)
Any act or omission of the Sub-Licensee which is not promptly remedied by the Company or the Sub-Licensee and which would have constituted a breach of this Agreement by the Company had it been an act or omission of the Company, and which the Company has not made best efforts to promptly cure, including termination of the sublicense, shall constitute a breach of this Agreement by the Company.

(f)
For the avoidance of any doubt it is hereby declared that under no circumstance whatsoever shall a Sub-Licensee be entitled to grant the Sub-License or any part thereof to any third party without the prior consent of both the Company and the Licensor, not to be unreasonably withheld.

(g)
Notwithstanding anything to the contrary set forth herein, if the License is lawfully terminated by Licensor in accordance with the provisions hereof, Yissum agrees, if so requested by a Sub-Licensee within 30 days from date of termination of the License, to grant to such a Sublicensee (other than Related Entities of the Company) a direct license under the same terms and conditions of this Agreement, provided that such Sublicensee (1) agrees to be bound to Yissum under the same terms and conditions of this Agreement, including to render direct payment to Licensor of any consideration that would have been payable to Licensor by Licensee (such direct license with a Sublicensee shall not impose any obligations or liabilities on Yissum which are not included in this Agreement or which are in any way more onerous than those included in this Agreement); (ii) Sub-License pays to Yissum any amount due and owing under this Agreement at time of termination that has not been paid by the Company;, and (iii) the Sublicensee is not in breach of its Sub-License Agreement with the Company. In such instance, such Sub-licensee shall become obligated directly towards Licensor on all terms set forth in such Sub-License Agreement.

Considerations

5.	(a)	In consideration for the grant of the License, the Company shall pay the Licensor the following considerations:

(a)	a non-refundable License Fee to be paid as detailed in Appendix B.

(b)	Royalties at a rate of 5% of Net Sales of the Product.

(c)	Sub-License Fees at a rate of 9% of Sublicense Considerations.

Notwithstanding sub-sections (b) and (c) above, the total aggregate payment of Royalties and Sub-License Fees from the Company to Licensor shall not exceed US $10,000,000.

(b)
The Company acknowledges that pursuant to the Former License, it owes the Licensor certain License Fees as well as accumulated patent expenses with respect to the Registered Patents up to May 23, 2005, the date of execution of the Memorandum of Understanding , in the total amount of $128,000 (hereinafter: “License and Patent Fees Debt”).

No later than March 31, 2006, the Company shall issue the Licensor shares in the company constituting 5% of the issued and outstanding share capital of the Company, post the initial expected investment in the Company of $750,000 USD (“Initial Investment Round”), all as set forth in the Appendix G for no additional consideration (hereinafter: the “Equity”), the Company shall forgive the payment of the outstanding License and Patent Fees Debt. The Company warrants that the Licensor and the Licensor’s Equity shall benefit from the same terms provided to the other shareholders in the Company, who shall be investing in the Company in the Initial Investment Round and that shares issued to the Licensor shall be of the same type and class as shares issued to the other shareholders investing in the Initial Investment Round, all as shall be defined and detailed in the Stock Purchase Agreement and the Shareholders Agreement to which the Licensor shall be signatory. The Company shall provide the Licensor with all relevant documentation evidencing such issue, including but not limited to a share certificate in the name of the Licensor.

Upon the issuance of the Equity and provision of documentation in respect of same as set forth herein, the License and Patent Fees Debt shall be deemed to be paid in full and the Licensor to have waived any claim in respect thereof. In the event the Company shall not be able to issue the Equity by March 31, 2006, the Company shall be obligated to pay the Licensor the License and Patent Fees Debt plus all accrued interest until date of actual payment or in the alternative the Licensor shall be entitled to terminate this Agreement in accordance with section 14(b)(3).

For the sake of clarity, all new patent expenses incurred in relation to the registration or maintenance of the Registered Patents as of May 23, 2005, the date of execution of the Memorandum of Understanding and until date of execution of this Agreement, will be paid by the Company, as follows: (i) $10,000 USD no later than January 31, 2006 upon receipt of Yissum’s invoice and (ii) the remaining balance within 10 days following the closing of the Initial Investment Round, but in any event no later than March 31, 2005.

It is further hereby agreed that upon the date of signature hereof, the Licensor shall be entitled to appoint an observer (hereinafter: the “Observer”), at its sole discretion, to the Board of the Company, for a period of three years. The Observer shall be invited to attend the Board of the Company, at no expense to the Company, all meetings of the Board of Directors of the Company, and shall receive copies of all reports distributed to members of the Board of Directors. The Observer shall not have any voting rights. The Company hereby undertakes to take any actions or issue any decisions necessary to enable the appointment of the Observer, in accordance with the terms herein, including but not limited to amendment of the incorporation documents of the Company.

Reports and Accounting

6.	(a)
The Company shall give the Licensor written notice of the First Commercial Sale or Sub-License, of the Product by itself or by any Sub-Licensee within 30 days thereof. This provision is a fundamental term of the Agreement. The breach thereof shall constitute a fundamental breach of the Agreement, and the Licensor, at its sole discretion, shall have the right to terminate the Agreement immediately under terms and conditions as stated in section 14.

(b)
Thirty days after the end of each calendar quarter (January 1, April 1, etc.) commencing from the date of the First Commercial Sale of the Product, the Company shall furnish the Licensor with a quarterly report (“Periodic Report”) detailing the total sales effected and Sublicense Consideration received during the preceding quarter and the total Royalties and Sublicense Fees due to the Licensor in respect of that period.

(b)
The Periodic Reports shall contain full particulars of all sales made by the Company and/or Sub-Licensees and all of the proceeds obtained by the Company in respect of granting Sub-Licenses pursuant to section 5 above, including sales broken down according to countries, a breakdown of the number of Products sold, discounts, returns, the currency in which the sales were made, invoice date and all other data enabling the Royalties and Sub-License Fees payable to be calculated. The Periodic Reports shall also specify any Net Sale to a Related Entity and shall set forth full details thereof.

(c)	On the date prescribed for the submission of each Periodic Report, the Company shall pay the Royalties and Sub-License Fees due to the Licensor for the period reported on.

(d)
The value of each sale shall be computed on the date of sale in US Dollars based on the rates published in the Wall Street Journal. The Royalties shall be computed and paid in US dollars. Payment of Value Added Tax (if charged) shall be added to each payment in accordance with the statutory rate in force at such time. In event that the Company is prohibited under applicable foreign currency laws to transact in US Dollars, payment shall be made in New Israeli shekels according to the representative rate of exchange prevailing on the date of payment.

(e)
The Company shall keep full and correct books of accounts in accordance with General Accepted Accounting Procedures as required by international accounting standards enabling the Royalties and Sub-License Fees to be calculated. The Company shall procure that Sub-Licensees, if any, also keep such books of accounts as aforesaid. The CEO of the Company shall certify in writing that all the particulars mentioned in each Periodic Report are correct and accurate. Starting from the date of the First Commercial Sale, or the date a Sub-License is granted, whichever occurs first an annual report, authorized by a certified public accountant, shall be submitted at the end of each year, detailing Net Sales and Sub-License Considerations, Royalties and Sub-License Fees, both due and paid (the “Annual Reports”).

(f)
Upon reasonable notice, the Licensor and its authorized representatives may examine the Company’s and Sub-Licensees’ books of accounts and any report or information relating to the manufacture and marketing of the Product in order to verify the calculation of the Royalties and Sub-License Fees and the accuracy of the information given to The Licensor in the Period and Annual Reports. If an error greater than 2% in the reports of the Company will be found the Company will bear the full cost of the examination.

(g)
Any sum of money due to the Licensor which is not duly paid shall bear interest from the due date of payment until the actual date of payment at the maximum rate of interest for the time-being prevailing in respect of unauthorized withdrawals on a credit line at Bank Leumi Le-Israel Ltd.

(h)
All payments required to be made in accordance with the provisions of this Agreement shall be made with the addition of any taxes assessable upon the Licensor (excluding income taxes) such that all payments shall be free and clear of any taxes or withholding of any kind.

Development and Commercialization

7.	(a)
The Company undertakes, at its own expense, to carry out the development (including clinical trials) and manufacturing work (including regulatory approval) necessary to develop the Product in accordance with the written plan and timetable for the development of the Product (herein “Development Plan”) as approved by the Company’s Board of Directors and updated from time to time, a copy of which is attached hereto as Appendix E.

(b)
The Company shall provide the Licensor on no less frequent basis than twice per year, with the same reports, which have been submitted to the Company’s Board of Directors, and which shall detail the material Development Results and other related work effected by the Company or by any Sub-Licensee during the period since the previous such report (“Development Reports”). Development Reports shall also set forth a general assessment regarding the status of the development of the Product and the marketing thereof and detail all material proposed changes to the Development Plan.

(c)
Upon completion of the development of the Product, the Company undertakes to perform all actions necessary to seek effective commercialization in terms of strategic partnerships, alliances or other corporate deals, as well as maximize Net Sales.

(d)
The Licensor shall first offer the Company the opportunity to fund any further research by the Researchers regarding the Registered Patents in the Scope (“Further Research”), upon terms to be negotiated between the parties in good faith, before allowing any other third party to fund the Further Research. If the Company does fund the Further Research, then any Further Research Results or other intellectual property deriving therefrom shall belong to the Licensor and shall be licensed to the Company under the same terms and conditions set forth herein. If the Company does not positively indicate its desire to fund the Further Research within sixty (60) calendar days of being offered same, and agree upon terms with Yissum within sixty (60) calendar days thereafter, Yissum shall be free to contract with a third party for the funding of such Further Research. Ownership.

8.	Ownership

8.
Except for Yissum File No. 2610 in Appendix A, all rights in the Registered Patents listed in Appendix A, shall be solely owned by the Licensor, and the Company shall hold the rights granted pursuant to the License as trustee for the Licensor and make use of them solely in accordance with the terms of this Agreement.

In addition, all intellectual property, including all know-how and/or patents developed during the course of the Further Research, conducted in accordance with section 7(d), shall solely owned by Yissum and licensed to the Company under the terms and conditions of this Agreement.

The Parties agree that the Development Results (as defined above) developed solely by or on behalf of the Company, without the involvement of the Licensor and/or Prof. Mitrani and/or Prof. Panet or other researcher of the Hebrew University, and which do not form part of the License or Further Research shall belong solely to the Company.

The Company is free at its sole discretion to prepare, file, and otherwise manage any patents related to the Development Results, without any approval or involvement of the Licensor, and for such patents sections 9 (a) – (e) below do not apply.

9.	Patents

9.	(a)
With regard to the Registered Patents or any Further Research, the Licensor, following consultation with the Company, shall proceed in registering patents in all the states and countries of the Territory, at the Company’s expense. Each application and every patent registration as aforesaid shall be made by the Licensor and registered in the name of the Licensor at the Company’s expense. The Company shall reimburse the Licensor for all documented costs and expenses the Licensor shall incur with regard to the aforesaid application, registrations and maintenance and for all future documented costs and expenses the Licensor shall incur with regard to the aforesaid application, registrations and maintenance of the Registered Patents or any patents resulting from the Further Research within 21 days of invoice by the Licensor.

(b)
Subject to the above, the parties shall consult and make every effort to reach agreement in all respects relating to the manner of making applications and registering said Registered Patents and other patents that may arise from the Further Research, including the time of making the applications, the countries where applications will be made and all other particulars relating to patent registration as aforesaid.

(c)
In regard to the above, in the event that the Company is not willing to fund the registering or maintenance of a patent in a certain state or country, solely on the basis of reasonable commercial considerations to be provided in writing by the Company to the Licensor, the Company will not be required to reimburse the Licensor for expenses relating to the registration and maintenance of the patent in such state or country. However, thereafter and notwithstanding the terms of this Agreement, in the event that the Licensor effects the application and/or registration of a patent in the said state or country at its own cost, the License with respect to such state or country shall revert back to the Licensor and the Licensor shall be free to sub-license such rights to any other third party, at its discretion.

(d)
The aforegoing does not constitute an obligation on the part of the Licensor that any patent or patent registration applications will indeed be made and/or registered and/or registerable in respect of the Further Research and/or any part thereof, nor shall such constitute an obligation, warranty, or declaration on the part of the Licensor that a patent registered as aforesaid will afford due protection.

For the avoidance of doubt, the provisions of this Agreement and of Appendix “A” do not constitute confirmation and/or representation by the Licensor in connection with the validity and/or applicability of any of the patents and/or patent registration applications detailed in Appendix “A”, and the Licensor hereby expresses that it made no representation as to the validity of the patents and/or patent applications as aforesaid before the submission thereof for registration. The Company affirms that it has reviewed the Registered Patents, that it has had the opportunity to acquire independent advice as to Registered Patents, including their protection, validity and coverage in specific geographical areas and that it is satisfied with the information and data it received.

(e)
The Parties shall assist each other in all respects relating to the preparation of documents for the registration of any patent or any patent-related right forthwith upon the other’s request. Towards this end, the Licensor shall promptly notify the Company regarding any application, documentation, communication and/or “office action” received or required to be filed relating to any Registered Patent. In addition, the Company undertakes to take all appropriate action in order to assist the Licensor to extend the period of the duration of the patent or any other extension, granted by the law, to enable maximum extension of the time in which the Registered Patents are protected.

Patent Rights Protection

10.	(a)
To the extent commercially reasonable as mutually agreed between the Parties, the Company undertakes to act forthwith at its own expense to provide full protection against a third party’s infringement of the Registered Patents, in connection to the Scope, and/or any other right therein and forthwith to advise the Licensor upon learning of the infringement. The Company shall give the Licensor immediate notice of any approach made to it by a patent examiner and/or attorney in connection with the subject matter of this Agreement. The Company shall only reply to such approaches after consultation with the Licensor and subject to its consent. In the event the Parties mutually agree as to the lack of commercially reasonable grounds to commence infringement proceedings, the Licensor shall be free to take said legal action, at its sole expense. In such an event the Licensor shall be entitled to the entire award, which may be granted as a result of such legal action.

(b)
The Company shall use its best efforts at its own expense to defend any action, claim or demand made by any entity in connection with rights in the Registered Patents, in connection to the Scope, and shall give notice to the Licensor immediately upon learning of any such action, claim or demand as aforesaid. Notwithstanding the aforementioned, nothing in this Section 10(b) requires the Company so defend, should both Parties determine, that there are valid commercial or other reasons not to do so, in which the Licensor shall be free to take said action. In such an event the Licensor shall be entitled to the entire award, which may be granted as a result of such legal action.

(c)
Subject to reimbursement of documented and reasonable out-of-pocket expenses incurred by the Company in relation to any legal action contemplated under the provisions of sub-sections (a) and (b) above and initiated by the Company, any award in favor of the Licensor and/or the Company resulting from such legal action shall be deemed to be a fee received by the Company from a Sub-Licensee.

Confidentiality

11.	(a)
The Company warrants and undertakes that it shall maintain full and absolute confidentiality and shall also be liable for its employees and/or representatives and/or persons acting on its behalf maintaining absolute confidentiality concerning, confidential information which is in and/or comes to its knowledge and/or that of its employees, representatives and/or any person acting on its behalf directly or indirectly, and relating to the Registered Patents, the Licensor, the University, the Researchers and their employees. For confidential information received up to the date of signature of this Agreement, said undertaking shall apply for 5 years from date of signature of this Agreement, and for confidential information received after signature of Agreement said undertaking shall apply for the duration of the term of this Agreement and subsequent thereto. The Company undertakes not to convey or disclose said confidential information in connection with the aforegoing to any entity unless said entity executes a confidential disclosure agreement with the Company having terms similar in content to this section. Notwithstanding the above, the Parties acknowledge that as of the date of this Agreement,, there is no confidential information pertaining or belonging to Licensor or its employees that is subject to the terms of this Agreement.

(b)
The obligation contained in this section shall not apply to information which is in the public domain as at the date hereof or to information which hereafter comes into the public domain, unless the Company breaches its obligations pursuant to this Agreement and as a result thereof the information comes into the public domain.

(c)
Notwithstanding the above, the Company may disclose details and information to its employees and Sub-Licensees, as necessary for the performance of its obligations pursuant to this Agreement, provided that it procures that its employees and Sub-Licensees execute a confidentiality agreement substantially similar in content to this section 11.

(d)
Without prejudice to the aforegoing, and except for the purposes of fundraising, the Company shall not mention the University’s and/or the Licensor’s name, unless required by law, in any manner or for any purpose in connection with this Agreement, or any matter relating to the Registered Patents, without obtaining the Licensor’s prior written consent.

(e)
As a precondition to any Sub-License, the Company shall ensure that in regards to any then applicable confidential information of the Licensor to be disclosed in the Sub-License, the Sub-Licensee procure that the employees and persons engaged thereby execute a confidentiality agreement substantially similar in content to this Section 11.

(g)	This section 11 shall survive expiry or termination of this Agreement.

(i)	The provisions of this section shall be subject to permitted publications pursuant to section 12 herein.

Publications

12.	(a)
The Parties hereby agree to co-ordinate with each other regarding publications involving the work of the Researchers, related to the Registered Patents, but otherwise the Company shall be free to publicize as it sees fit. The Company thus undertakes not to publish any information involving work performed by the Researchers, including the Development Results, if applicable, thereof without obtaining the Licensor’s prior written consent to the publication and the manner of making such publication.

(b)
The Licensor shall ensure that no publications in writing, in scientific journals or orally at scientific conventions relating to the results of any Further Research, are published by it or its Researchers, without the Company’s consent.

(c)
The Company undertakes to reply to such any request for publication by the Licensor within 30 days of application. The Company may only decline such an application upon reasonable grounds which shall be fully detailed in writing.

(d)
Should the Company decide not to allow publication as provided in sub-section (b) above for reasons which in the Licensor’s opinion are unreasonable, publication shall be postponed for a period of not more than 3 months to enable for the registration of patents.

(e)	The provisions of this section shall not prejudice any other right which the Licensor has pursuant to this Agreement and at law.

(f)
For the avoidance of doubt, the provisions of this section in connection with the prohibition against publication shall not apply whatsoever to internal publication by the Licensor made in the University for the Researchers and employees.

Liability and Indemnity

13.	(a)
THE LICENSOR MAKES NO WARRANTIES OF ANY KIND WITH RESPECT TO THE REGISTERED PATENTS. IN PARTICULAR, THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE NOR IS THERE A WARRANTY THAT THE USE OF THE REGISTERED PATENTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS. IN ADDITION, NOTHING IN THIS AGREEMENT MAY BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY THE LICENSOR OF THE VALIDITY OF ANY OF THE PATENTS OR THEIR REGISTRABILITY OR THE ACCURACY, SAFETY, EFFICACY, OR USEFULNESS, FOR ANY PURPOSE, OF THE REGISTERED PATENTS. THE LICENSOR HAS NO OBLIGATION, EXPRESS OR IMPLIED, TO SUPERVISE, MONITOR, REVIEW OR OTHERWISE ASSUME RESPONSIBILITY FOR THE PRODUCTION, MANUFACTURE, TESTING, MARKETING OR SALE OF ANY PRODUCT OR SERVICE. THE LICENSOR HAS NO LIABILITY WHATSOEVER TO THE COMPANY OR ANY THIRD PARTIES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON COMPANY OR ANY OTHER PERSON OR ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) the production, use, practice, lease, or sale of any Product or service; the use of the Registered Patents; or (ii) any advertising or other promotional activities with respect to any of the foregoing.

The Company acknowledges, declares and represents that nothing in this Agreement may be deemed to be a representation or warranty by Yissum of the validity of any of the Registered Patents detailed herein, or their registrability or of their accuracy, efficacy, or usefulness, safety for any purpose. Other than normal patent maintenance detailed in section 9 hereinabove, Yissum bears no responsibility whatsoever in relation to patent coverage in specific geographical areas, including the patent protection afforded therein. The Company waives all claims and/or demands of Yissum in relation thereto.

(b)
The Company shall be liable for any loss, injury and/or damage whatsoever caused to its employees and/or any person acting on its behalf and/or to the employees of the Licensor and/or any person acting on its behalf and/or the Researcher and his/her team, and/or to any third party by reason of the Company’s acts and/or omissions pursuant to this Agreement and/or by reason of any use made of the Registered Patents, the Further Research Results, the Development Plan, the Development Results, Product, License and/or anything connected therewith by any third party whatsoever.

(c)
The Company undertakes to compensate, indemnify, defend and hold harmless the Licensor and/or any person acting on its behalf and/or any of its employees and/or representatives and/or the University and/or the Researcher and his/her team (herein referred to as “Indemnitees”) against any liability including product liability, damage, loss or expenses including reasonable legal fees and litigation expenses incurred by or imposed upon the Indemnitees by reason of the Company’s acts and/or omissions and/or which derive from its use, development, manufacture, marketing, sale and/or sub-licensing of the Product and/or Registered Patents. Notwithstanding the foregoing, this indemnity shall not apply to liability arising out of claims by third parties for infringement of intellectual property rights.

(d)
During the Development Period the Company shall procure and maintain, at its own cost and expense, comprehensive general liability insurance in amounts as are industry standard for similar circumstances. Beginning at the time as any Product shall be commercially distributed or sold by the Company or by a Sub-Licensee, but in any event no later than the First Commercial Sale, the Company and its Sub-License (if applicable) shall procure and maintain, at their own cost and expense, comprehensive general liability insurance in amounts that are standard in the industry for similar products. The minimum amounts of insurance coverage required shall not be construed to create a limit of the Company’s liability with respect to its indemnification under this Agreement.

Such comprehensive general liability insurance shall provide: (i) product liability coverage; (ii) contractual liability coverage for the Company’s indemnification under this Agreement and in particular as stated above in sub-section (c); and (iii) name the Licensor as an additional insured without any right of subrogation against the Licensor.

(e)
The Company shall provide the Licensor with written evidence of such insurance upon request of the Licensor. The Company shall provide the Licensor with written notice at least fifteen days prior to the cancellation, non-renewal or material change in such insurance; if the Company does not obtain replacement insurance providing comparable coverage within such fifteen day period, this shall constitute a breach of this Agreement, and the Licensor shall have the right at the end of such fifteen day period to apply the procedure and provisions of termination section 14.

(f)
The Company shall maintain, at its own expense, comprehensive general liability insurance beyond the expiration or termination of this Agreement during the period that a Product relating to and/or developed pursuant to this Agreement is being commercially distributed or sold by the Company and/or Sub-Licensee.

Termination of the Agreement

14.	(a)
Without prejudice to either party’s rights pursuant to this Agreement or at law and subject to Section 4(g) of this Agreement, either Party may terminate this Agreement by written notice to the other only in the following cases:

(1)	Breach of this Agreement, including Fundamental Breaches, and such breach is not remedied within 45 days of written notice;
(2)
If any of the following occur (i) the other Party passes a resolution for voluntary winding up or a winding up application is made against it and not set aside within 60 days; and/or (ii) a receiver or liquidator is appointed for the other Party; and/or (iii) the other Party enters into winding up or insolvency or bankruptcy proceedings, and the affected Party fails within 90 days to demonstrate substantive evidence that it will be able to reverse said event and continue operations. Each of the Parties undertakes to notify the other within seven days if any of the abovementioned events occur.

(b)	The following shall be deemed breaches of this Agreement, entitling the Licensor to terminate the Agreement and the License granted hereunder:

(1)	Failure by the Company to fulfill its obligation to make good faith efforts to develop a Product in accordance with Section 7 hereinabove; or
(2)	Non-performance or delay of over than 180 days in the performance of the then applicable approved Development Plan.
(3)	In the event the Company fails to issue the Equity or fails to pay the past patent expenses, as set forth in section 5(b), by March 31, 2006.

(c)
Upon termination of this Agreement and termination of the License, or upon this Agreement ending for any reason, the License shall revert to the Licensor, and the Licensor shall be free to enter into agreements with any other third parties for the granting of the License and/or any other right regarding the Registered Patents.

The Company shall return and/or transfer to the Licensor, within 30 days of termination, all material, in soft or hard copy, relating to the Registered Patents and/or results of the Further Research and/or Development Results and/or Product connected with the License, and it may not make any further use thereof. In case of termination as set out herein, the Company will not be entitled to any reimbursement of any amount paid to the Licensor in terms of this Agreement. The Licensor shall be entitled to conduct an audit in order to ascertain compliance with this provision and the Company agrees to allow access to the Licensor and/or its representatives for this purpose.

(d)
Notwithstanding the aforesaid, the end or termination of this Agreement shall not release the Company from its obligation to carry out any financial or other obligation which it was liable to perform prior to the Agreement’s end or termination. Sections 8, 11, 12, 13, 15 and 16 shall survive termination of this Agreement.

(e)	For the sake of clarity, failure to comply with the terms and conditions of sections 2, 3, 4, 5, 7, 8, 9, 10, 11, 12 and 13 shall constitute a fundamental breach hereunder (“Fundamental Breaches”).

Law

15.
The provisions of this Agreement and everything concerning the relationship between the parties in accordance with this Agreement shall be governed by Israeli law and jurisdiction shall be granted only to the appropriate court in Jerusalem.

Notwithstanding the above, the Company hereby agrees that, in the event that no treaty exists upholding the enforceability of temporary orders or decisions issued by Israeli courts in the foreign jurisdiction in which the Licensor may require such an order or decision to be upheld, the Licensor may, at its own discretion, elect the place of jurisdiction for the obtaining of writs against the Company. The Company undertakes not to object to the enforcement against it of writs and decisions issued by any aforesaid jurisdiction under such circumstances. The Company hereby waives any immunity it may have against enforcement of any judgment obtained against it by the Licensor.

Arbitration

16.	(a)
All differences and disputes arising between the parties in connection with the Agreement and/or its interpretation and/or its performance and/or breach, shall be referred for the decision of a single arbitrator, whose identity shall be determined by mutual consent of the parties.

(b)
Should the parties not reach agreement as to the arbitrator’s identity, the arbitrator shall be appointed by the President of the Jerusalem district of the Israeli Bar Association on the application of either of the parties.

(c)
The arbitration shall be held in Israel. The arbitrator shall not be bound by the civil procedure regulations and laws of evidence but shall be bound by the substantive law of Israel and be liable to give grounds for his decision. The Arbitrator shall be empowered to grant temporary injunctions and orders, which shall be enforceable in foreign jurisdictions, as per Section 16 above.

(d)	The arbitrator’s decision shall be final and binding upon the parties, and shall be enforceable in foreign jurisdictions, as per Section 16 above.

(e)	The execution of this Agreement shall constitute the execution of an arbitration deed.

Miscellaneous

17.	(a)
Relationship of the Parties. It is hereby agreed and declared between the parties that they shall act in all respects relating to this Agreement as independent contractors and there neither is nor shall be any employer-employee or principal-agent relationship and/or partnership relationship between the Company and/or any of its employees and the Licensor. Each party will be responsible for payment of all salaries and taxes and social welfare and benefits and any other payments of any kind in respect of their employees and office holders, regardless of the location of the performance of their duties, or the source of the directions for the performance thereof.

(b)
Assignment. Except for a transfer or assignment in connection with a merger, acquisition or other change of control, the Company shall not be entitled to transfer and/or assign and/or endorse its rights and/or duties and/or any of them pursuant to this Agreement, to a third party, without the prior written consent of the Licensor, which shall not be unreasonably withheld by Licensor. In the event Licensor does not consent to the assignment, it shall provide the Company with a detailed explanation within 30 days after receiving written notice from Company about the proposed transfer of rights.

In the event of assignment in connection with a merger, acquisition or other change of control, the Company undertakes to ensure that it successors shall be bound by the terms and conditions of this Agreement as if they were a party to this Agreement. Failure to do so shall entitle the Licensor to terminate this Agreement under section 14 (a).

(c)	No waiver. The failure or delay of a party to the Agreement to claim the performance of an obligation of the other party shall not be deemed a waiver of the performance of such obligation.

(d)
Linkage. All payments to be effected in accordance with the terms of this Agreement shall be linked to the Israeli Consumer Price Index, and the month of the signing of this Agreement shall serve as the base for all calculations.

(e)	Legal Costs. Each party shall bear its own legal expenses involved in the making of this Agreement.

(f)	Entire Agreement. This Agreement constitutes a full and complete Agreement between the parties and may only be amended by a document signed by both parties.

(g)
Disclosure of Agreements with Researcher. The Company shall disclose to the Licensor any existing agreement and/or arrangement of any kind with the Researcher and or any representative thereof, and shall not enter any agreement and/or arrangement of any kind with the Researcher or representative thereof, without the prior written consent of the Licensor.

Non-compliance with this sub-section constitutes a fundamental breach of this agreement and the Licensor, at its sole discretion, shall have the right to terminate the Agreement under terms and conditions as stated in section 14.

The Company acknowledges that pursuant to the Consultancy Agreements with the Prof. Ed Mitrani, the Company owes Consultancy Fees to the Prof. Mitrani, in the total amount detailed in Appendix H, (hereinafter: “Unpaid Consultancy Fees”). The Company hereby agrees to make full payment of the Unpaid Consultancy Fees, in accordance with the agreed payment Schedule detailed in Appendix H.

(h)
Taxes. Prices mentioned in this agreement do not include Value Added Tax (VAT). All taxes and duties to be paid in connection with this agreement, including any VAT (if applicable), shall be borne by the Company. Any duties or taxes paid by the Licensor in connection with this contract shall be reimbursed by the Company.

Notices

18.	All notices and communications pursuant to this Agreement shall be made in writing and sent by registered mail to or served at the following addresses:

The Licensor:
Yissum Research Development Company
of the Hebrew University of Jerusalem,
P.O. Box 39135,
Jerusalem 91390
Israel

The Company –________________________________

or such other address furnished in writing by one party to the other. Any notice sent as aforesaid shall be deemed to have been received seven days after being posted by registered mail with copy by receipted fax or email with written confirmation.

******

IN WITNESS THE HANDS OF THE PARTIES

THE LICENSOR	THE COMPANY

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

We the undersigned, Prof. Mitrani and Prof Panet, have reviewed, are familiar with and agree to all of the above terms and conditions. We hereby undertake to fully cooperate with the Licensor in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

Prof.	Date signed

Prof.	Date signed

Appendix A

The Registered Patents and the Scope

DEFINITIONS OF TECHNOLOGY AND SCOPE:

Yissum has patent/s rights developed by Prof./Dr. Ed Mitrani in the field of exploitation of Micro Organ and the micro-organ technologies (MO) described in the Registered Patents and Patent Applications and know how and technical data developed by Prof./Dr. Ed Mitrani and Prof./Dr. Amos Panet in the field of exploitation of Micro Organ and the micro-organ technologies (MO) (“Technology”) for production and use of:
MO whose genetic material has been modified from its natural state by transfection using any transfection technique (viral or other means), or are derived from transgenic animals altered by genetic engineering methods and are used exclusively in,
a.) In developing or implementing gene therapy, i.e., the introduction to the body of genes (whether foreign or modified autologous) for the purpose of producing recombinant proteins used in the prevention, treatment, diagnosis or curing disease.
b) In the development, in vitro testing and in vivo production of recombinant proteins or nucleic acids including DNA and RNA, whether sense RNA or antisense RNA.
c) Using MOs whose genetic material has not been modified or that are derived from non transgenic animals, solely and exclusively for testing the safety, efficacy and quality assurance of the MOs whose genetic material has been modified or that are derived from transgenic animals, as aforesaid, whether in vitro or in vivo, whether in the recipient or in another body. (“Scope”)

The Scope will NOT include:
a) Use of liver MO;
b) Use of kidney MO;
c) Use of pancreas MO;
d) Uses of MO for the purpose of inducing angiogenesis, which includes stimulating and/or promoting the growth or formation of new and/or nascent blood vessels, and/or the maintenance of said affected blood vessels.
For the sake of clarity uses of MO as defined in a) through c) above, for the induction of physiological vasoconstriction and vasodilatation and to the extent that they are not for the purpose of inducing angiogenesis as therapeutic, as aforesaid, are not excluded.

Registered Patent and Patent Applications

Basic Patent-							
2118	**Title: IN VITRO MICRO-ORGANS [METHOD OF GROWING MICRO-ORGANS IN VITRO]**						
File	**Country**	**Status**	**Appl Date**	**Appl No**	**Reg Date**	**Reg No**	**Publication No**
2118-01	Israel	Allowed	17--נובמבר 94	111676		IL0111676A0	
2118-03	US	Granted	16--נובמבר 94	08/341,409	30-Mar-99	5,888,720	

Biopump							
2383	**Title: IN VITRO MICRO-ORGANS, AND USES RELATED THERETO**						
File	**Country**	**Status**	**Appl Date**	**Appl No**	**Reg Date**	**Reg No**	**Publication No**
2383-01	US	Examinatio n	09-00-יוני	09/589,736			
2383-02	PCT	Exhausted	23-01-אוקטובר	PCT/IL01/00976			WO 03/035851
2383-03	Europe	Published	29-01-אוקטובר	01204125.7			1306426
2383-04	US	Filed	09-00-יוני	10/320,703			
2383-05	US	Filed	17--דצמבר 02	10/320,717

2383-06	US	Published	17-דצמבר-02	10/320,702			US-2003-0152909-A1
2383-07	US	Filed	03-מרץ-03	10/376,506			
2383-08	PCT	Published	02-מרץ-04	PCT/IL2004/000202			WO 2004/078916
2383-09	Israel	Filed	23-אוקטובר-01	161472			
2383-10	Canada	Filed	23-אוקטובר-01	2,464,460			
2383-11	Singapore	Filed	23-אוקטובר-01	200402347-9			
2383-12	India	Filed	23-אוקטובר-01	834/CHENP/2004			
2383-14	Japan	Filed	23-אוקטובר-01	2003-538352			
2383-16	Korea	Filed	23-אוקטובר-01	2004-7006068			
2383-17	China	Filed	23-אוקטובר-01	01823906.4			
	Angiogenesis						
2469	**Title:**	**METHOD OF INDUCING ANGIOGENESIS BY MICRO-ORGANS**					
File	**Country**	**Status**	**Appl Date**	**Appl No**	**Reg Date**	**Reg No**	**Publication No**
2469-01	PCT	Exhausted	22-יוני-00	PCT/IL00/00365			WO 01/00859
2469-02	Europe	Examination	22-יוני-00	00939024.6			1190082
2469-04	Japan	Published	22-יוני-00	2001-506851			P2003-535025A

2469-06	US	Examinatio n	22-00-יוני	10/009,520			
2469-07	Canada	Filed	22-00-יוני	2,377,541			
2469-08	US	Examinatio n	12-02-יולי	10/193,136			
2469-09	PCT	Exhausted	13-03-יולי	PCT/IL03/00578			WO 2004/006831
2469-15	US	Filed	13-03-יולי	10/193,136			
2469-16	Europe	Filed	13-03-יולי	03764103.2			

Medgenics Only

2610 **Title: EFFICIENT METHODS FOR ASSESSING AND VALIDATING CANDIDATE PROTEIN…**

File	Country	Status	Appl Date	Appl No	Reg Date	Reg No	Publication No
2610-00	US	Provisional	09-01-יולי	60/303,337			
2610-01	PCT	Published	07-02-יולי	PCT/IL02/00549			WO 03/006669
2610-02	US	Examinatio n	09-02-יולי	10/190,754			
2610-03	Europe	Published	07-02-יולי	02745767.0			1411769

Appendix B
License Fee

The Company hereby undertakes to pay the Licensor a License Fee in the amount of Four Hundred Thousand US Dollars (US$400,000), in the following manner;

(i)
Installment 1 in the amount of Fifty Thousand US Dollars (US$50,000) shall be paid when the accrued investments in the Company by any third party, from the date of the MOU (23rd of May 2005), amount to at least $3,000,000

(ii)
Installment 2 in the amount of One Hundred and Fifty Thousand US Dollars (US$150,000) shall be paid when the accrued investments in the company by any third party, from the date of the MOU (23rd of May 2005), amount to at least $12,000,000

(iii)
Installment 3 in the amount of Two Hundred Thousand US Dollars (US$200,000) shall be paid when the accrued investments in the company by any third party, from the date of the MOU (23rd of May 2005), amount to at least $18,000,000

Appendix C

Consultancy Agreements

Appendix D

Consultancy Fee Payment Schedule

Appendix E

The Development Plan

APPENDIX E: Initial Development Plan DRAFT Nov. 23, 2005

Subject to approval by the Company’s Board of Directors, the following summarizes the key elements of the Development plan.

Objectives of the development plan are to achieve a clinical BP-EPO version with protein production profile judged likely to be capable of successfully providing at least 4-6 months’ elevated hematocrit in CKD patients. The key challenge is to demonstrate that at least one of the new, custom vectors (currently comprising varieties of AAV vectors, and gutless Adeno vectors) yield the required quantities of EPO production per Biopump for several months in vitro and in SCID mice. Based on the preliminary results before operations shut down, this appears achievable through optimization work typical of what the company has done to date. This would be followed in the next stage, with further funding, by a proof-of-concept clinical trial similar to the proof-of-principle trial, but one which Medgenics believes has high likelihood to demonstrate clinically useful performance.

Stage 1: the first stage of the restart plan is designed to achieve the key performance milestone within 12 months of new funding: clear in-vitro and in-vivo evidence of the requisite long lasting Biopump performance for EPO, with clear path to clinical trial approval. This will be accomplished using manual biopump preparation, not using the Bioreactor. The Bioreactor is to be operated and tested on a modest scale during the latter part of Stage 1, as a benchmark prior to optimization to proof of concept as part of Stage 2. The new vectors will be tested and optimized using human skin microogans obtained from freshly removed skin slabs in abdominoplasty procedures, as was done previously. Several aspects of the processing protocol, shown to optimize results in previous testing with the original vectors, will be tested for best results using the new vectors in Biopumps. Steps towards key milestone include:

1.	Demonstration of significant EPO secretion from each of the new, completed vectors
2.	Demonstration of requisite sustained levels for at least 2 months, without signs of imminent decline, from at least one of the vectors
3.
Key Milestone: reproducible demonstration from at least one of the vectors, of requisite sustained EPO levels for 4-6 months in vitro and in SCID mice, projected to be capable of elevating hematocrit in patients for at least 4-6 months

In parallel:
•	Key patents will be maintained and national phase filings pursued
•	Preparations for potential GMP production of the selected vector.
In addition, the selected vector will also be prepared with the gene for an additional, commercially attractive protein, with feasibility demonstrated in vitro and in mice by month 15.